AMENDMENT NO. 2 TO CREDIT AGREEMENT
This Amendment No. 2 to Credit Agreement (this “Amendment”) is entered into as of June 3, 2013 by and among Catamaran Corporation (f/k/a SXC Health Solutions Corp.), a corporation organized under the laws of the Yukon Territory, Canada (the “Borrower”), JPMorgan Chase Bank, N. A., individually and as administrative agent (the “Administrative Agent”), and the other financial institutions signatory hereto.
RECITALS
A.    The Borrower, the Administrative Agent and the Lenders are party to that certain Credit Agreement dated as of July 2, 2012 (as previously amended, the “Credit Agreement”). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.
B.    The Borrower, the Administrative Agent and the undersigned Lenders wish to amend the Credit Agreement on the terms and conditions set forth below.
C.    Certain institutions which are not currently parties to the Credit Agreement and which are identified as new Lenders on Exhibit B hereto (each a “New Lender”), wish to become Lenders under the Credit Agreement with the respective Commitments set forth opposite their respective names on Exhibit B hereto. Certain existing Lenders (each an “Increasing Lender”) wish to increase the amount of their Term A Loans so that, giving effect to such increase and to the other matters described below, the amount of their respective Term A Loans will be as set forth under the heading “Term A Commitment” opposite their respective names on Exhibit B hereto.
Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:
1.    Amendment to Credit Agreement. Upon the Effective Date (as defined below), the Credit Agreement shall be amended as follows:
(a)    The definition of “Permitted Acquisition” contained in Section 1.01 of the Credit Agreement shall be amended and restated in its entirety to read as follows:
“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Borrower or any Subsidiary of (a) a majority of the assets of or (b) a majority of the Equity Interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (i) no Event of Default has occurred and is continuing or would arise after giving effect thereto, (ii) such Person or division or line of business is engaged in the same or a similar line of business as the Borrower and the Subsidiaries or business reasonably related thereto, (iii) such acquisition has been approved by the board of directors or comparable governing body of the Person acquired or owning the acquired assets, (iv) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken and (v) the Borrower and the Subsidiaries (x) are in compliance, on a pro forma basis, with the covenants contained in Sections 6.11, 6.12 and 6.14 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and (y) have a Liquidity Amount of at least $250,000,000.
(b)    The definition of “Revolving Commitment” contained in Section 1.01 of the Credit Agreement shall be amended and restated in its entirety to read as follows:
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline

Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 or Section 2.21 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders' Revolving Commitments as of the Amendment No. 2 Date is $800,000,000.
(c)    The definition of “Revolving Maturity Date” contained in Section 1.01 of the Credit Agreement shall be amended and restated in its entirety to read as follows:
“Revolving Maturity Date” means June 1, 2018.
(d)    The definition of “Term A Maturity Date” contained in Section 1.01 of the Credit Agreement shall be amended and restated in its entirety to read as follows:
“Term A Maturity Date” means June 1, 2018.
(e)    Section 1.01 of the Credit Agreement shall be amended by adding the following new definitions in the appropriate alphabetical order:
“Amendment No. 2” means that certain Amendment No. 2 to Credit Agreement dated as of June 3, 2013.
“Amendment No. 2 Date” means June 3, 2013, the “Effective Date” as defined in Amendment No. 2.
“Designated Person” means a person or entity (a) listed in the annex to, or otherwise the subject of the provisions of, any Executive Order, (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list or otherwise the subject of any Sanctions Laws and Regulations and (c) in which an entity or person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.
“Executive Order” has the meaning set forth in the “Sanctions Laws and Regulations” definition.
“Liquidity Amount” means, at any time, the sum at such time of (a) the unrestricted cash and Permitted Investments of the Borrower and its Domestic Subsidiaries plus (b) so long as the conditions for a new Revolving Loan set forth in Section 4.02 are then satisfied, (i) the aggregate Revolving Commitments minus (ii) the Revolving Credit Exposure.
“OFAC” has the meaning set forth in the “Sanctions Laws and Regulations” definition.
“Sanctions Laws and Regulations” means (a) any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) and (b) any sanctions measures imposed by the United Nations Security Council, European Union or the United Kingdom.
“SDN” has the meaning set forth in the “Designated Person” definition.
“Senior Secured Debt” means an amount equal to (a) Total Debt minus (b) the sum, without duplication, of all Subordinated Debt and that portion of Total Debt which is not secured by a Lien upon assets (including equity interests) owned by the Borrower and/or its Subsidiaries.

“Senior Secured Leverage Ratio” means at any time, the ratio of Senior Secured Debt at such time to EBITDA for the most recently completed four fiscal quarters of the Borrower, computed on a consolidated basis for the Borrower and its Subsidiaries.
“Subordinated Debt” means any portion of Total Debt which is subordinated in right and time of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent.
(f)    Section 2.06(b) of the Credit Agreement is hereby deleted and replaced with the following:
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $150,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.
(g)    Section 2.10(b) of the Credit Agreement is hereby deleted and replaced with the following:
(b)    The Borrower hereby unconditionally promises to repay to the Administrative Agent for the ratable account of each Term A Lender on the last day of each March, June, September and December, commencing June 30, 2013, the Term A Loans in an aggregate principal amount equal to (i) 0.625% of the initial aggregate principal amount of the Term A Loans for each calendar quarter ending on or before March 31, 2014, (ii) 1.25% of the initial aggregate principal amount of the Term A Loans for each calendar quarter ending after March 31, 2014 and on or before March 31, 2015, (iii) 1.875% of the initial aggregate principal amount of the Term A Loans for each calendar quarter ending after March 31, 2015 and on or before March 31, 2016, (iv) 2.5% of the initial aggregate principal amount of the Term A Loans for each calendar quarter ending after March 31, 2016 and on or before March 31, 2017, and (v) 3.125% of the initial aggregate principal amount of the Term A Loans for each calendar quarter ending after March 31, 2017 and on or before March 31, 2018. The Borrower shall pay the entire remaining unpaid principal amount of the Term A Loan on the Term A Maturity Date. References in this section to the “initial aggregate principal amount of the Term A Loans” shall be deemed references to the aggregate principal amount of the Term A Loans as of the Amendment No. 2 Date after giving effect to the prepayments of the Term A Loans made on such date and the making of any new Term A Loans on such date by any New Lender and Increasing Lender (as defined in Amendment No. 2).
(h)    The last sentence of Section 2.21(a) of the Credit Agreement is hereby deleted and replaced with the following:
Notwithstanding anything to the contrary herein, the sum of the aggregate initial principal amount of all Incremental Term Loans and the aggregate initial amount of all Incremental Revolving Commitments shall not exceed $500,000,000 (it being understood that neither (i) any Term A Loans made on the Amendment No. 2 Date pursuant to Section 2 of Amendment No. 2 nor (ii) any new or incremental commitments comprising a portion of the $100,000,000 increase in the Revolving Commitments as of the Amendment No. 2 Date shall be deemed to constitute Incremental Term Loans or Incremental Revolving Commitments).
(i)    Section 3.16 of the Credit Agreement is hereby deleted and replaced with the following:

SECTION 3.16    Sanction Laws and Regulations. None of the Borrower, or to the best of its knowledge, any of its directors, officers, brokers or other agents acting or benefiting in any capacity in connection with the Credit Documents or any other capital raising transaction involving any Lender, or any of its Affiliates is a Designated Person.
(j)    Section 6.02(i) of the Credit Agreement is hereby deleted and replaced with the following:
(i)    other Liens securing Indebtedness at no time exceeding $50,000,000 in aggregate outstanding principal amount.
(k)    Section 6.04(g) of the Credit Agreement is hereby deleted and replaced with the following:
(g)    Guarantees by Credit Parties of lease and other commercial obligations of non-Credit Party Subsidiaries (not, in any event, constituting Indebtedness) in an amount at no time exceeding $55,000,000 in the aggregate;
(l)    Section 6.04(r) of the Credit Agreement is hereby deleted and replaced with the following:
(r)    other investments, loans, advances or Guarantees so long as the sum of the aggregate amount of all such investments made during the term of this Agreement plus the aggregate outstanding principal amount of all such loans, advances and Guarantees at no time exceeds $20,000,000.
(m)    Section 6.06 of the Credit Agreement is hereby deleted and replaced with the following:
SECTION 6.06    Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends and make other distributions, in each case ratably with respect to their Equity Interests, (c) so long as no Default shall exist either immediately before or immediately after giving effect to such Restricted Payment, the Borrower may make other Restricted Payments (i) if immediately after giving effect to such Restricted Payment, the Senior Secured Leverage Ratio (calculated based on EBITDA for the most recently ended period of four fiscal quarters of the Borrower for which financial statements are available (the “Reference EBITDA”)) is less than 2.50:1.00, in unlimited amounts, or (ii) if immediately after giving effect to such Restricted Payment, the Senior Secured Leverage Ratio (calculated based on the Reference EBITDA) is greater than or equal to 2.50:1.00, in amounts which, when added to all other Restricted Payments made by the Borrower pursuant to this clause (c) during the one year period ending on the date of such Restricted Payment, do not exceed $35,000,000, (d) the Borrower and its Subsidiaries may make Restricted Payments to the Borrower or a Wholly-Owned Subsidiary in connection with any Permitted Share Sale Transaction, (e) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management and employees of the Borrower and its Subsidiaries and (f) so long as no Default shall exist either immediately before or immediately after giving effect to such Restricted Payment, the Borrower or any Subsidiary may make Restricted Payment to, directly or indirectly, purchase its Equity Interests from present or former officers, directors, agents or employees (or their estates, family members or former spouses) of Borrower or any Subsidiary upon the death, disability, retirement or termination of the applicable officer, director, agent or employee, provided that the aggregate amount of payments pursuant to this clause (f) in any fiscal year shall not exceed $5,000,000.
(n)    Section 6.11 of the Credit Agreement is hereby deleted and replaced with the following:
SECTION 6.11    Maximum Leverage Ratio. The Borrower will cause the Leverage Ratio at all times to be less than or equal to 4.00:1.00:
(o)    Article VI of the Credit Agreement is hereby amended by adding a new Section 6.14 and Section 6.15 as follows:

SECTION 6.14    Maximum Senior Secured Leverage Ratio. The Borrower will cause the Senior Secured Leverage Ratio at all times to be less than or equal to 3.25:1.00:
SECTION 6.15    Sanction Laws and Regulations. The Credit Parties shall not, directly or indirectly, use the proceeds of this Agreement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (a) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (b) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement. None of the funds or assets of the Credit Parties that are used to pay any amount due pursuant to the Credit Documents shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations.
(p)    Schedule 1.01 of the Credit Agreement is hereby deleted and replaced with the form of Schedule 1.01 attached hereto as Exhibit A.
(q)    Schedule 2.01 of the Credit Agreement is hereby deleted and replaced with the form of Schedule 2.01 attached hereto as Exhibit B. Notwithstanding anything in the Credit Agreement, amounts on such schedule under the heading “Term A Commitment” shall represent, for each Lender, the outstanding amount of its Term A Loan on the Effective Date after giving effect to the Loans and repayments contemplated by this Amendment.
2.    New Lenders and Increasing Lenders. The parties agree that, as of the Effective Date, each New Lender shall become a “Lender” under the Credit Agreement, as amended hereby, with all the rights and duties of a “Lender” thereunder and with a Revolving Commitment in the amount specified opposite its name on Exhibit B hereto. Each New Lender and Increasing Lender agrees that on the Effective Date, subject to the satisfaction of the conditions set forth in Section 4 below, it shall make a loan to the Borrower, which the parties agree shall be deemed a Term A Loan for all purposes hereof, in an amount such that its aggregate outstanding Term A Loan is in the amount set forth opposite its name under the heading Term A Commitment on Exhibit B hereto.
3.    Representations and Warranties of the Borrower. The Borrower represents and warrants that as of the date hereof and as of the Effective Date:
(a)    The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and that this Amendment is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(b)    Each of the representations and warranties contained in the Credit Agreement (treating this Amendment as a Credit Document for purposes thereof) is true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of the Effective Date as if made on such date, or to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date; and
(c)    No Default has occurred and is continuing.
4.    Effective Date. This Amendment shall become effective on the date and at the time (the “Effective Date”) upon which all of the following conditions have been satisfied:
(a)    the execution and delivery hereof by the Borrower, the Administrative Agent and each of the financial institutions indentified on the signature pages hereto;
(b)    the execution and delivery by the Borrower and the Subsidiary Guarantors of an Affirmation of Guaranties and Collateral Documents and Amendment of Subsidiary Guaranty in substantially the form of Exhibit C hereto (and by its execution hereof, each party hereto consents to the amendment of the Subsidiary Guaranty embodied therein);
(c)    the execution and delivery of an Exiting Lender Consent, in form and substance reasonably satisfactory to the Administrative Agent, by the Borrower, the Administrative Agent and each “Lender” under the Credit Agreement as in effect immediately prior hereto which is not identified as a Lender with a Commitment on Exhibit A hereto (each an “Exiting Lender”);
(d)    the Administrative Agent (or its counsel) shall have received such documents and certificates as are customary for a transaction of this kind relating to the organization, existence and good standing of the Credit Parties, the authorization of this Amendment and any other legal matters relating to the Credit Parties, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel;
(e)    the Administrative Agent (or its counsel) shall have received a certificate of a Financial Officer of the Borrower dated the Effective Date, certifying that (i) the representations and warranties of the Credit Parties set forth in the Credit Documents are true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of the Effective Date, or to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date, (ii) no Default has occurred or is continuing and (iii) since December 31, 2012 there has not occurred a Material Adverse Effect;
(f)    as requested by the Administrative Agent, the Administrative Agent shall have received satisfactory opinions of counsel to the Credit Parties and of appropriate local counsel;
(g)    the Administrative Agent shall have received evidence satisfactory to it that the Borrower has made, or substantially concurrently with the effectiveness of this Amendment is making, a $100,000,000 prepayment (the “Prepayment”) of the Term A Loans (resulting in a remaining outstanding Term A Loan balance of $1,000,000,000), it being understood that such prepayment may be made out of the proceeds of Revolving Loans made on the Effective Date;
(h)    the Administrative Agent shall have received evidence satisfactory to it that substantially concurrently with the effectiveness of this Amendment the Borrower is paying, in addition to the Prepayment, (i) all principal amounts owed to any Term A Lender in respect of its Term A Loan to the extent that such Term A Lender's outstanding Term A Loan (after giving effect to the Prepayment) exceeds such Lender's ratable share of all Term A Loans outstanding immediately upon the effectiveness of this Amendment, (ii) all outstanding principal of all Revolving Loans, Swingline Loans and LC Disbursements and (iii) all accrued interest and fees owing pursuant to the Credit Agreement (including accrued interest on the amount of the Prepayment), it being understood that any such payments may be made out of the proceeds of loans made on the Effective Date;
(i)    the Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented at least one (1) Business Day before the Effective Date, on or before the Effective Date;
(j)    if requested at least 10 days prior to the Effective Date, the Administrative Agent and the Lenders shall have received, at least 5 days prior to the Effective Date, all documentation and other information reasonably requested by them and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and
(k)    the Administrative Agent (or its counsel) shall have received, in form and substance satisfactory to it, such additional certificates, documents and other information as the Administrative Agent shall reasonably require.
In the event the Effective Date has not occurred on or before June 30, 2013, this Amendment shall not become operative and shall be of no force or effect.
5.    Reference to and Effect Upon the Credit Agreement; Other.
(a)    Except as specifically amended above, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed. This Amendment shall constitute a Credit Document.
(b)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any Credit Document, nor constitute a waiver of any provision of the Credit Agreement or any Credit Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

(c)    Each Lender hereby consents to any non-pro rata repayments of the Term A Loans on the Effective Date contemplated by Section 4(h)(i) above.
(d)    The Borrower acknowledges and agrees that, to the extent the Effective Date is not the last day of the Interest Period applicable to any Loan being repaid on such date, the Borrower shall be liable for “breakage costs” with respect to such repayment as and to the extent set forth in Section 2.16 of the Credit Agreement. The Borrower further agrees that, solely for purposes of the preceding sentence, a prepayment of all Term A Loans shall be deemed to occur on the Effective Date.
6.    Costs and Expenses. The Borrower hereby affirms its obligation under Section 9.03 of the Credit Agreement to reimburse the Administrative Agent for all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable and documented fees, charges and disbursements of attorneys for the Administrative Agent with respect thereto.
7.    Governing Law. This Amendment shall be governed and construed in accordance with the internal laws (including, without limitation, Section 5-1401 of the general obligations law of New York, but otherwise without regard to the law of conflicts) of the State of New York.
8.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.
9.    Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic mail shall be effective as delivery of manually executed counterpart hereof.
[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.
CATAMARAN CORPORATION, as Borrower
By
Name: Jeffrey Park
Title: Executive Vice President and Chief Financial
Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender
By
Name:
Title:

[LENDER], as a Lender
By
Name:
Title:

EXHIBIT A
Schedule 1.01
Pricing Schedule

APPLICABLE Rate	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS	LEVEL VI STATUS
Eurodollar Spread	1.5%	1.625%	1.875%	2.25%	2.5%	2.75%
ABR Spread	0.5%	0.625%	0.875%	1.25%	1.5%	1.75%
Commitment Fee Rate	0.2%	0.25%	0.3%	0.35%	0.4%	0.5%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 5.01 of this Agreement.
“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than 1.50 to 1.00.
“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than 2.00 to 1.00.
“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 2.50 to 1.00.
“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than 3.00 to 1.00.
“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Leverage Ratio is less than 3.50 to 1.00.
“Level VI Status” exists at any date if, as of such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.
“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.
The Applicable Rate shall be determined in accordance with the foregoing table based on the Borrower's Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to this Agreement, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table until five Business Days after such Financials are so delivered. Until adjusted after the Amendment No. 2 Date, Level II Status shall be deemed to exist.

EXHIBIT B
Schedule 2.01
Commitments

Lender	Revolving Commitment	Term A Commitment	Total Revolving Commitment and Term A Commitment
JPMorgan Chase Bank, N.A.	$55,555,556	$69,444,444	$125,000,000
Citibank, N.A.	$47,777,778	$59,722,222	$107,500,000
Bank of America, N.A.	$53,333,333	$66,666,667	$120,000,000
Fifth Third Bank	$47,777,778	$59,722,222	$107,500,000
PNC Bank Canada Branch	$47,777,778	$59,722,222	$107,500,000
Royal Bank of Canada	$47,777,778	$59,722,222	$107,500,000
SunTrust Bank	$47,777,778	$59,722,222	$107,500,000
Barclays Bank PLC	$47,777,778	$59,722,222	$107,500,000
Credit Agricole Corporate and Investment Bank	$38,888,889	$48,611,111	$87,500,000
Sumitomo Mitsui Banking Corporation	$27,777,778	$34,722,222	$62,500,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$38,888,889	$48,611,111	$87,500,000
Mizuho Corporate Bank, Ltd.	$38,888,889	$48,611,111	$87,500,000
TD Bank, N.A.	$38,888,889	$48,611,111	$87,500,000
Credit Suisse AG	$38,888,889	$48,611,111	$87,500,000
Wells Fargo Bank, National Association	$27,777,778	$34,722,222	$62,500,000
U.S. Bank National Association	$22,222,222	$27,777,778	$50,000,000
KeyBank National Association	$20,000,000	$25,000,000	$45,000,000
Morgan Stanley Bank, N.A.	$27,777,778	$ -	$27,777,778
Morgan Stanley Senior Funding, Inc.	$ -	$34,722,222	$34,722,222
Branch Banking and Trust Company	$13,333,333	$16,666,667	$30,000,000
Compass Bank	$13,333,333	$16,666,667	$30,000,000
The Northern Trust Company	$13,333,333	$16,666,667	$30,000,000
Capital One, N.A.	$11,111,111	$13,888,889	$25,000,000
FirstMerit Bank, N.A.	$4,444,444	$5,555,556	$10,000,000
The Bank of East Asia, Ltd.	$4,444,444	$5,555,556	$10,000,000
Sabadell United Bank, N.A.	$4,444,444	$5,555,556	$10,000,000
Bank of Taiwan	$3,333,333	$4,166,667	$7,500,000
Hua Nan Commercial Bank, Ltd.	$4,444,444	$5,555,556	$10,000,000
Mega International Commercial Bank Co., Ltd.	$3,333,333	$4,166,667	$7,500,000
Taiwan Cooperative Bank	$3,333,333	$4,166,667	$7,500,000
Manufacturers Bank	$3,333,333	$4,166,667	$7,500,000
First National Bank of Omaha	$2,222,222	$2,777,778	$5,000,000
TOTAL	$800,000,000	$1,000,000,000	$1,800,000,000

EXHIBIT C
AFFIRMATION OF GUARANTIES AND COLLATERAL DOCUMENTS AND AMENDMENT OF SUBSIDIARY GUARANTY
Each of the undersigned (i) acknowledges receipt of a copy of that certain Amendment No. 2 to Credit Agreement dated as of the date hereof (the “Amendment”) amending that certain Credit Agreement dated as of July 2, 2012 (the “Credit Agreement”) referred to therein, (ii) consents to the Amendment and each of the transactions referenced therein, (iii) hereby reaffirms its obligations under the Parent Guaranty, the Subsidiary Guaranty and each other Collateral Document to which it is a party (including, without limitation all grants of a security interest in its property contained therein), as applicable, and (iv) agrees that all references in any such other Credit Document to the “Credit Agreement” shall mean and be a reference to the Credit Agreement as amended by the Amendment. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement, as amended by the Amendment.
Each of the undersigned which is a Subsidiary Guarantor hereby agrees that as of the Effective Date (as defined in the Amendment) the Subsidiary Guaranty is amended by adding the following as the final section thereof:
24.    Additional Limitation of Guaranty. Notwithstanding the foregoing:
(a)     The definition of “Liabilities” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations (as defined below) of such Guarantor for purposes of determining any obligations of any Guarantor. For purposes hereof, “Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation (as defined below) if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute (the “Commodity Exchange Act”) or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor's failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal. For purposes hereof, “Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
(b)     Amounts received from any Guarantor that is not a Qualified ECP Guarantor (as defined below) shall not be applied to any Excluded Swap Obligation of such Guarantor. For purposes hereof, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
(c)     Without limiting Section 10 hereof, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this paragraph shall remain in full force and effect until payment in full of all Liabilities and other amounts payable under this Guaranty and until the Credit Agreement is no longer in effect. Each Qualified ECP Guarantor intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
This Affirmation shall be governed and construed in accordance with the internal laws (including, without limitation, Section 5-1401 of the general obligations law of New York, but otherwise without regard to the law of conflicts) of the State of New York. This Affirmation may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument. Delivery of an executed signature page of this Affirmation by facsimile transmission or electronic mail shall be effective as delivery of manually executed counterpart hereof.

Dated as of June 3, 2013
[signature page follows]

CATAMARAN CORPORATION
By
Name: Jeffrey Park
Title: Executive Vice President and Chief Financial
Officer

CATAMARAN LLC (successor by conversion to Catamaran Inc.)

By
Name: Jeffrey Park
Title: Chief Financial Officer, Executive Vice
President-Finance, Secretary and Treasurer

CATAMARAN PBM OF ILLINOIS, INC.

By
Name: Jeffrey Park
Title: Chief Financial Officer, Executive Vice
President-Finance, Secretary and Treasurer
CATAMARAN HEALTH SOLUTIONS, LLC

By
Name: Jeffrey Park
Title: Chief Financial Officer, Executive Vice
President-Finance, Secretary and Treasurer
CATAMARAN PBM OF MARYLAND, INC.

By
Name: Jeffrey Park
Title: Chief Financial Officer, Executive Vice
President-Finance, Secretary and Treasurer

CATAMARAN PBM OF ILLINOIS II, INC.
By
Name: Jeffrey Park
Title: Chief Financial Officer, Executive Vice
President-Finance, Secretary and Treasurer
COALITION FOR ADVANCED PHARMACY SERVICES, LLC
By
Name: Jeffrey Park
Title: Chief Financial Officer, Executive Vice
President-Finance, Secretary and Treasurer
CATAMARAN S.Á.R.L.

By
Name: Mike Shapiro
Title: Category A Manager

CATAMARAN HOLDINGS I, LLC
By
Name: Jeffrey Park
Title: Chief Financial Officer, Executive Vice
President-Finance, Secretary and Treasurer